UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2024

GORES HOLDINGS IX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41215	86-1593799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6260 Lookout Road,
Boulder, CO	80301
(Address of principal executive offices)	(Zip Code)

(303) 531-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one warrant	GHIXU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	GHIX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	GHIXW	The Nasdaq Stock Market LLC

☒      Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the special meeting of stockholders of Gores Holdings IX, Inc. (the “Company”) held on January 9, 2024 (the “Special Meeting”), stockholders of the Company approved a proposal to amend and restate the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses from January 14, 2024 to December 6, 2024 (or such earlier date as determined by the Company’s board of directors).

The Company filed the Extension Amendment with the Secretary of State of the State of Delaware on January 9, 2024. The foregoing description of the Extension Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 3.1 which is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, a total of 50,975,208 (77.68%) of the Company’s issued and outstanding shares of common stock held of record at the close of business on November 30, 2023, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. The Company’s stockholders voted on the following proposal at the Special Meeting, which is described in more detail in the definitive proxy statement of the Company filed with the Securities and Exchange Commission on December 4, 2023 (as supplemented from time to time, the “Proxy Statement”).

Proposal No. 1 – The Extension Amendment Proposal – to amend and restate the Company’s amended and restated certificate of incorporation, in the form set forth in Annex A to the Proxy Statement (such proposal the “Extension Amendment Proposal”), to extend the date by which the Company must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses from January 14, 2024 to December 6, 2024 (or such earlier date as determined by the Company’s board of directors).

For	Against	Abstain	Broker Non-Votes
44,968,191	6,007,018	0	0

As there were sufficient votes to approve the Extension Amendment Proposal, the “Adjournment Proposal” described in the Proxy Statement was not presented to stockholders.

Item 8.01 Other Events.

Redemptions

In connection with the vote to approve the proposal to adopt the Extension Amendment at the Special Meeting, holders of 46,470,023 shares of Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.59 per share, for a total aggregate redemption amount of approximately $492.3 million. As a result, approximately $492.3 million will be removed from the Company’s trust account (the “Trust Account”) to redeem such shares and 6,029,977 shares of Class A common stock will remain outstanding after the redemption has been effected. Upon payment of the redemption, approximately $63.8 million will remain in the Trust Account.

Trust Account Funds

To mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended), the Company has instructed the trustee with respect to the Trust Account to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of a business combination or liquidation. As a result, following such liquidation, the Company may receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Company’s public stockholders would receive upon any redemption or liquidation of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2024	GORES HOLDINGS IX, INC.

	By:	/s/ Andrew McBride
	Name:	Andrew McBride
	Title:	Chief Financial Officer and Secretary